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EX-21.0
Subsidiaries of the Company

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                                   State of
           Names                 Incorporation      D/B/A (if applicable)
------------------------------   -------------   --------------------------------------
The Healthy Edge, Inc.             Arizona       Formerly Food For Health Company, Inc.
Chamberlin Natural Foods, Inc.     Florida       Chamberlin's Market & Cafe
Health Food Associates, Inc.       Oklahoma      Akin's Natural Foods Market
AMCON Merger Sub, Inc.             Delaware
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